Exhibit 99.1

FREQUENTLY ASKED QUESTIONS ABOUT PADDOCK CHAPTER 11 PROCEEDINGS

1.	What was the purpose of the chapter 11 proceeding?

Paddock Enterprises, LLC (“Paddock”), a subsidiary of O-I Glass, Inc. and successor-by-merger to Owens-Illinois, Inc., initiated a chapter 11 proceeding for the purpose of fully and fairly resolving its outstanding historic and future asbestos liabilities on a final basis and in a manner beneficial to all stakeholders.

Paddock’s asbestos liabilities arose as a result of its predecessor’s production and distribution of the Kaylo product line from 1948 to 1958, at which point the Kaylo business was sold. Despite having sold and manufactured Kaylo products over a 10-year period that ended over 60 years ago, Paddock’s predecessor spent the last four decades attempting to address and manage asbestos-related liabilities arising from these products. Over this time period, it accrued over $5 billion in expense associated with its asbestos-related claims.

Even though it exited the Kaylo business in 1958, settlement demands were not declining consistently with a shrinking demographic of potential claimants and claims involving decreasing product exposures. Given this trend, combined with Paddock’s predecessor’s history of asbestos-related payments, it became clear that a chapter 11 process was the only way to ensure a final resolution for these liabilities in a fair and equitable manner. Chapter 11 was determined to be the best path forward because of the unique legal provisions in bankruptcy law which were enacted by Congress to allow companies to manage and address their asbestos-related liabilities through chapter 11. These asbestos-specific legal provisions of the Bankruptcy Code provide a framework for Paddock to ensure that all valid claims—both current and future— can be identified, paid, and resolved with finality.

In December 2019, the company underwent a corporate restructuring under applicable Delaware law (the “Corporate Modernization”). The Corporate Modernization was in the best interest of all stakeholders, including creditors and shareholders, because it avoided disruption to the company’s overall business operations while ensuring that Paddock had the ability to access the funds necessary to satisfy valid asbestos-related and environmental liabilities in full.

The fact remains that, through the chapter 11 proceeding, Paddock fully intends to pay all valid asbestos-related and environmental claims.

2.	Is the chapter 11 process proceeding as expected?

Yes. Paddock remains focused on its primary goal in the chapter 11 proceeding: confirming a consensual resolution of its liabilities with its key creditor groups, the asbestos claimants’ committee (the “Committee”) and the proposed future claimants’ representative, James Patton (“FCR”). Paddock’s objective has remained unchanged since the first day of the bankruptcy filing, and the filings by the U.S. Trustee have not changed Paddock’s strategy or ultimate goal in this case.

3.	How do the U.S. Trustee’s recent challenges to the Corporate Modernization impact the chapter 11 process?

The filings by the U.S. Trustee have not impacted Paddock’s strategy or ultimate goal in this case in any way. Paddock remains committed to addressing its legacy and future liabilities in a fair and appropriate manner and believes the chapter 11 process is the only way to do so. Paddock is continuing to work diligently with its creditor constituencies towards achieving a consensual plan of reorganization.

The Corporate Modernization was undertaken in full compliance with Delaware law, and is based on an established legal framework that has been widely and successfully used by other major companies. We fully stand behind this transaction and are confident that the Corporate Modernization will withstand challenge.

Paddock entered the chapter 11 process fully expecting and understanding that its creditors (including the Committee and the FCR) would have questions and would investigate the Corporate Modernization. Ultimately, the Corporate Modernization benefits all stakeholders. It allowed Paddock to access the funds necessary to satisfy current and future asbestos-related and environmental claims, while maximizing the value available for all stakeholders by avoiding significant disruption to the ongoing business operations of O-I Glass, Inc. and its operating subsidiaries.

4.	Are the U.S. Trustee’s positions in this chapter 11 case unique to Paddock or consistent with a broader policy?

It is important to understand that the U.S. Trustee’s recent filings are consistent with its policy of heavily scrutinizing and challenging asbestos and mass tort chapter 11 cases.  The U.S. Trustee’s filings in this case are therefore not unexpected.  In recent years, the U.S. Trustee has similarly raised issues in other asbestos and mass tort chapter 11 cases, including with regard to the appointment of an FCR and to fully consensual plans.  The issues raised often have been resolved consensually and requests to deny the appointment of an FCR candidate have generally been overruled.

Paddock believes that the U.S. Trustee’s focus on this case, including its inquiries into the types of claims paid historically, is a reflection of its recent and evolving policy position regarding asbestos trusts in the chapter 11 context.  Paddock remains committed to working with the U.S. Trustee to resolve any issues or concerns raised by that office, and ultimately believes that it will succeed in achieving its goals in the chapter 11 process.

5.	Why is the U.S. Trustee objecting to the appointment of James Patton as FCR? Is this unusual?

The U.S. Trustee’s objection is not unexpected and is entirely consistent with the U.S. Trustee’s broader policy and approach toward mass tort and asbestos chapter 11 cases generally.

The U.S. Trustee has similarly objected to proposed FCR candidates in several other mass tort and asbestos cases in recent years. To date, the U.S. Trustee has not been successful in these objections. Notably, an objection to the appointment of Mr. Patton as FCR has never been upheld by a court. In fact, in the past year, Mr. Patton was approved as FCR in another case before this same bankruptcy court.

Paddock stands behind its motion to appoint James Patton as FCR. Mr. Patton’s appointment is similarly supported by the Committee. Mr. Patton is eminently qualified and has the necessary experience to serve as FCR, and has been vetted by numerous courts.

6.	Why is the U.S. Trustee seeking an examiner?

An examiner is an independent third-party appointed by the court. Here, the U.S. Trustee has requested that an examiner be appointed to review both the Corporate Modernization and the types of asbestos-related claims that have been paid by Paddock’s predecessor.

Paddock has opposed the request for an examiner. In addition, the representatives for key creditors in this case, the Committee and the FCR, both have opposed appointment of an examiner.

In this case, the stakeholders most impacted by this transaction (the Committee and the FCR) are already examining the Corporate Modernization and are more than competent to perform the diligence they deem necessary to ensure that the interests of the current and future claimants whom they represent are protected. Appointing an examiner would create a duplicative layer of review and would needlessly delay the negotiation process to the detriment of Paddock’s creditors.

Paddock intends to pursue a plan that ensures that only valid and legitimate asbestos-related claims will be paid. The chapter 11 process provides the tools and transparency necessary to ensure that only a plan including such protections would ultimately be proposed and confirmed by the court.

Accordingly, appointing an examiner is duplicative and entirely unnecessary under the circumstances.

7.	What happens if the bankruptcy court appoints an examiner?

Paddock believes the appointment of an examiner is unnecessary. However, if the court appoints an examiner, nothing will change—Paddock’s goals in the chapter 11 process will remain the same and Paddock will continue to pursue a consensual plan process with its key creditors. There will be no immediate impact upon the chapter 11 filing and the process will continue moving forward.

Regardless of whether an examiner is appointed, Paddock remains committed to addressing its legacy and future liabilities in a fair and appropriate manner and to working with its creditor constituencies towards achieving a consensual plan of reorganization.

8.	Do you expect other filings like this from the U.S. Trustee going forward?

It would not be uncommon nor unexpected given the U.S. Trustee’s policy goals. In nearly every other similar case in recent years, the U.S. Trustee has filed oppositions to various standard proceedings in asbestos and mass tort chapter 11 cases, including to the appointment of the FCR and to the approval of fully consensual plans. Although the U.S. Trustee has been largely unsuccessful in these attempts, the U.S. Trustee may continue to take these positions going forward in this chapter 11 proceeding.

Regardless of the positions taken by the U.S. Trustee in Paddock’s chapter 11 case, Paddock remains committed to reaching a negotiated and consensual plan of reorganization with its creditor constituencies, and is further committed to engaging with the U.S. Trustee to address any concerns.

Asbestos chapter 11 cases generally take time to reach a resolution, but we remain confident that we are on the right path and that the chapter 11 process will continue as anticipated.

9.	When do you expect the process to be completed?

Paddock is committed to emerging from bankruptcy with a confirmed plan of reorganization as expediently as possible.

10.	Will the current COVID-19 situation have any impact on the timeline for the process?

Paddock’s case is continuing to move forward as planned. The Delaware courts have suspended most in-person hearings through April 15, moving to telephonic or video conferences where possible. Paddock is continuing to work towards a consensual plan of reorganization, as has always been its intention.